FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 25, 2016	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY SECOND QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $0.09 PER COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, JANUARY 26, AT 3:30PM CST

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common shareholders for the second quarter of fiscal 2016 of $4.2 million, an increase of $785,000, or 23.2%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase in noninterest income, a decrease in noninterest expense, and a decrease in provision for loan losses, partially offset by a decrease in net interest income and an increase in provision for income tax. Preliminary net income available to common shareholders was $.56 per fully diluted common share for the second quarter of fiscal 2016, an increase of $0.11, or 24.4%, as compared to the same period of the prior fiscal year, adjusted for the two-for-one common stock split in the form of a 100% common stock dividend paid in January 2015.

Highlights for the second quarter of fiscal 2016:

•
Earnings per common share (diluted) were up $.11, or 24.4%, as compared to $.45 earned in the same quarter a year ago (adjusted for the January 2015 stock split), and up $.08, or 16.7%, as compared to the $.48 earned in the first quarter of fiscal 2016, the linked quarter. Earnings included an after-tax benefit of approximately $510,000 resulting from nonrecurring noninterest income items discussed below.

•
Annualized return on average assets was 1.27%, while annualized return on average common equity was 14.0%, as compared to 1.06% and 12.5%, respectively, in the same quarter a year ago, and as compared to  1.12% and 12.6%, respectively, in the first quarter of fiscal 2016, the linked quarter.

•
Net loan growth for the first six months of fiscal 2016 was $26.3 million, or 2.5%. Deposits were up $62.0 million, or 5.9%. Loans were impacted negatively and deposits positively by seasonal factors discussed below.

•
Net interest margin for the second quarter of fiscal 2016 was 3.88%, down from the 4.03% reported for the year ago period, and up from the net interest margin of 3.87% for the first quarter of fiscal 2016, the linked quarter.

•
Noninterest income (excluding available-for-sale securities gains) was up 27.8% for the second quarter of fiscal 2016, compared to the year ago period, and up 26.7% from the first quarter of fiscal 2016, the linked quarter. Nonrecurring items impacted this figure and are discussed below.

•
Noninterest expense was down 4.9% for the second quarter of fiscal 2016, compared to the year ago period, and up 2.3% from the first quarter of fiscal 2016, the linked quarter. The year-ago period included $359,000 in noninterest expense related to merger and acquisition activity, with no comparable expenses in the current quarter, or in the linked quarter.

•	Nonperforming assets were $7.6 million, or 0.57% of total assets, at December 31, 2015, as compared to $8.6 million, or 0.65% of total assets, at September 30, 2015.

Dividend Declared:

As the Company noted in a report on Form 8-k filed January 21, 2016, the Board of Directors, on January 19, 2016, was pleased to declare its 87th consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $.09 per common share will be paid February 29, 2016, to common stockholders of record at the close of business on February 15, 2016. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 26, 2016, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through February 9, 2016. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10079855. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2016, with total assets of $1.3 billion at December 31, 2015, reflecting an increase of $37.6 million, or 2.9%, as compared to June 30, 2015. Balance sheet growth was funded primarily through deposit growth.

Available-for-sale (AFS) securities were $129.1 million at December 31, 2015, a decrease of $508,000, or 0.4%, as compared to June 30, 2015. Principal payments received on mortgage-backed securities and U.S. government agency obligations were mostly offset by purchases of municipal securities. Cash equivalents and time deposits were $25.8 million, an increase of $7.1 million, or 37.8%, as compared to June 30, 2015.

Loans, net of the allowance for loan losses, were $1.1 billion at December 31, 2015, an increase of $26.3 million, or 2.5%, as compared to June 30, 2015. The increase was primarily attributable to growth in residential real estate loan, construction loan, and commercial real estate loan balances, partially offset by lower consumer and commercial loan balances. The Company's agricultural loan balances generally trend downward from autumn through late winter and, since September 30, 2015, agricultural operating and equipment loans were down $9.7 million.

Nonperforming loans were $3.9 million, or 0.36% of gross loans, at December 31, 2015, as compared to $3.8 million, or 0.36% of gross loans, at June 30, 2015. Nonperforming assets were $7.6 million, or 0.57% of total assets, at December 31, 2015, as compared to $8.3 million, or 0.64% of total assets, at June 30, 2015. Our allowance for loan losses at December 31, 2015, totaled $13.2 million, representing 1.21% of gross loans and 339% of nonperforming loans, as compared to $12.3 million, or 1.15% of gross loans, and 323% of nonperforming loans, at June 30, 2015. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at December 31, 2015, is adequate, based on that measurement.

Total liabilities were $1.2 billion at December 31, 2015, an increase of $51.0 million, or 4.4%, as compared to June 30, 2015.

Deposits were $1.1 billion at December 31, 2015, an increase of $62.0 million, or 5.9%, as compared to June 30, 2015. The increase was primarily attributable to growth in interest-bearing and noninterest-bearing transaction accounts, money market deposit accounts, and certificates of deposit, partially offset by declines in statement and passbook savings accounts. The Company's public unit depositors generally hold larger balances around calendar year end, and since September 30, 2015, public unit balances were up $26.5 million. The average loan-to-deposit ratio for the second quarter of fiscal 2016 was 99.2%, as compared to 98.9% for the same period of the prior fiscal year.

FHLB advances were $58.9 million at December 31, 2015, a decrease of $5.9 million, or 9.1%, as compared to June 30, 2015. The decrease was attributable to the Company's reduction in overnight borrowings due to strong deposit growth during the quarter ended December 31, 2015. Securities sold under agreements to repurchase totaled $23.1 million at December 31, 2015, a decrease of $4.3 million, or 15.6%, as compared to June 30, 2015. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $119.2 million at December 31, 2015, a decrease of $13.4 million, or 10.1%, as compared to June 30, 2015. The decrease was attributable to the redemption of the Company's $20.0 million in preferred stock which had been issued in July 2011 under the U.S. Treasury's Small Business Lending Fund program and payment of dividends on common and preferred stock, partially offset by retention of net income and an increase in accumulated other comprehensive income.

Income Statement Summary:

On August 5, 2014, the Company acquired Peoples Service Company and its subsidiaries, Peoples Banking Company and Peoples Bank of the Ozarks (the "Peoples Acquisition"). Beginning in the first quarter of fiscal 2015, the Peoples Acquisition impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company's net interest income for the three-month period ended December 31, 2015, was $11.9 million, a decrease of $262,000, or 2.2%, as compared to the same period of the prior fiscal year. The decrease was attributable to a decrease in net interest margin, to 3.88% in the current three-month period, as compared to 4.03% in the three-month period ended December 31, 2014, partially offset by a 1.6% increase in the average balance of interest-earning assets.

Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples Acquisition decreased to $557,000 for the three-month period ended December 31, 2015, as compared to $722,000 in the same period of the prior fiscal year. This component of net interest income contributed 19 basis points to net interest margin in the three-month period ended December 31, 2015, as compared to a contribution of 24 basis points in the same period of the prior fiscal year. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay, but the quarter ended December 31, 2015, saw an increase as compared to the quarter ended September 30, 2015, primarily as a result of the resolution of a purchased credit-impaired loan with a carrying value less than the payoff realized.

The provision for loan losses for the three-month period ended December 31, 2015, was $496,000, as compared to $862,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .18% (annualized), while the Company recorded net charge offs during the period of .05% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .33% (annualized), while the Company recorded net charge offs of .01% (annualized).

The Company's noninterest income for the three-month period ended December 31, 2015, was $2.8 million, an increase of $604,000, or 27.6%, as compared to the same period of the prior fiscal year. The increase included nonrecurring items of $323,000 related to bank-owned life insurance and $301,000 related to the Company's ownership of stock in Ozark Trust and Investment Corporation, the acquisition of which by Simmons First National Corporation closed during the quarter ended December 31, 2015. The bank-owned life insurance benefit is not subject to income tax. Other noninterest income categories were down slightly, in total, as decreases in deposit account service charges and gains realized on secondary market loan originations were partially offset by increases in bank card interchange income and loan fees.

Noninterest expense for the three-month period ended December 31, 2015, was $8.2 million, a decrease of $422,000, or 4.9%, as compared to the same period of the prior fiscal year. Included in noninterest expense for the three-month period ended December 31, 2014, was $359,000 in merger-related charges, with no comparable expenses in the current period. Other noninterest expense categories were down slightly, in total, as lower compensation and benefits, intangible amortization, legal and professional fees, and deposit insurance premiums were partially offset by higher occupancy expenses and charges related to the liquidation of foreclosed real estate. The efficiency ratio for the three-month period ended December 31, 2015, was 55.6%, as compared to 59.9% for the same period of the prior fiscal year. The improvement resulted from the increase in noninterest income and the decrease in noninterest expense, partially offset by the decrease in net interest income.

The income tax provision for the three-month period ended December 31, 2015, was $1.8 million, an increase of $360,000, or 24.7%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, from 30.2% to 29.8%. The general trend in the effective tax rate has been upward, as the Company's taxable income has grown at a rate faster than its investments in tax advantaged assets; however, the increase was less pronounced in the current period, primarily as a result of the nonrecurring tax-free income related to bank-owned life insurance.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2015	2015	2015	2015	2014

Cash equivalents and time deposits	$25,794	$20,250	$18,719	$23,496	$40,018
Available for sale securities	129,085	127,485	129,593	133,637	146,030
FHLB/FRB membership stock	6,238	7,162	6,467	6,475	5,384
Loans receivable, gross	1,092,599	1,081,899	1,065,443	1,061,267	1,025,447
Allowance for loan losses	13,172	12,812	12,297	11,743	10,958
Loans receivable, net	1,079,427	1,069,087	1,053,146	1,049,524	1,014,489
Bank-owned life insurance	19,754	19,836	19,692	19,549	19,409
Intangible assets	8,238	8,470	8,757	9,007	9,289
Premises and equipment	45,505	42,788	39,726	37,490	35,982
Other assets	23,631	24,715	23,964	23,680	25,650
Total assets	$1,337,672	$1,319,793	$1,300,064	$1,302,858	$1,296,251

Interest-bearing deposits	$990,103	$935,375	$937,771	$935,347	$937,273
Noninterest-bearing deposits	127,118	122,341	117,471	121,647	125,603
Securities sold under agreements to repurchase	23,066	24,429	27,332	27,960	21,385
FHLB advances	58,929	82,110	64,794	65,080	62,966
Other liabilities	4,543	4,981	5,395	5,232	4,472
Subordinated debt	14,705	14,682	14,658	14,635	14,617
Total liabilities	1,218,464	1,183,918	1,167,421	1,169,901	1,166,316

Preferred stock	-	20,000	20,000	20,000	20,000
Common stockholders' equity	119,208	115,875	112,643	112,957	109,935
Total stockholders' equity	119,208	135,875	132,643	132,957	129,935

Total liabilities and stockholders' equity	$1,337,672	$1,319,793	$1,300,064	$1,302,858	$1,296,251

Equity to assets ratio	8.91%	10.30%	10.20%	10.21%	10.02%
Common shares outstanding	7,428,416	7,424,666	7,419,666	7,413,666	7,411,666
Less: Restricted common shares not vested	53,150	54,800	55,600	73,200	71,200
Common shares for book value determination	7,375,266	7,369,866	7,364,066	7,340,466	7,340,466

Book value per common share	$16.16	$15.72	$15.30	$15.39	$14.98
Closing market price	23.90	20.72	18.85	18.87	18.99

Nonperforming asset data as of:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2015	2015	2015	2015	2014

Nonaccrual loans	$3,803	$4,021	$3,758	$4,200	$4,665
Accruing loans 90 days or more past due	79	50	45	137	15
Nonperforming troubled debt restructurings (1)	-	-	-	-	-
Total nonperforming loans	3,882	4,071	3,803	4,337	4,680
Other real estate owned (OREO)	3,617	4,392	4,440	4,291	4,099
Personal property repossessed	118	109	64	36	29
Total nonperforming assets	$7,617	$8,572	$8,307	$8,664	$8,808

Total nonperforming assets to total assets	0.57%	0.65%	0.64%	0.66%	0.68%
Total nonperforming loans to gross loans	0.36%	0.38%	0.36%	0.41%	0.46%
Allowance for loan losses to nonperforming loans	339.31%	314.71%	323.35%	270.76%	234.15%
Allowance for loan losses to gross loans	1.21%	1.18%	1.15%	1.11%	1.07%

Performing troubled debt restructurings	$5,548	$6,949	$6,548	$3,620	$3,503

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Quarterly Average Balance Sheet Data:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2015	2015	2015	2015	2014

Interest-bearing cash equivalents	$10,352	$9,488	$12,398	$16,148	$20,542
Available for sale securities and membership stock	135,044	135,706	136,063	147,433	155,506
Loans receivable, gross	1,080,526	1,063,851	1,050,087	1,040,371	1,030,821
Total interest-earning assets	1,225,922	1,209,045	1,198,548	1,203,952	1,206,869
Other assets	96,411	91,437	91,493	92,966	90,682
Total assets	$1,322,333	$1,300,482	$1,290,041	$1,296,918	$1,297,551

Interest-bearing deposits	$963,510	$935,089	$933,444	$943,035	$920,566
Securities sold under agreements to repurchase	24,861	25,885	27,442	26,256	23,475
FHLB advances	70,107	68,844	56,377	57,596	88,642
Subordinated debt	14,694	14,670	14,647	14,626	14,606
Total interest-bearing liabilities	1,073,172	1,044,488	1,031,910	1,041,513	1,047,289
Noninterest-bearing deposits	125,759	120,283	124,436	123,033	121,280
Other noninterest-bearing liabilities	755	1,472	802	754	658
Total liabilities	1,199,686	1,166,243	1,157,148	1,165,300	1,169,227

Preferred stock	3,261	20,000	20,000	20,000	20,000
Common stockholders' equity	119,386	114,239	112,893	111,618	108,324
Total stockholders' equity	122,647	134,239	132,893	131,618	128,324

Total liabilities and stockholders' equity	$1,322,333	$1,300,482	$1,290,041	$1,296,918	$1,297,551

	For the three-month period ended
Quarterly Summary Income Statement Data:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2015	2015	2015	2015	2014

Interest income:
Cash equivalents	$9	$7	$18	$16	$49
Available for sale securities and membership stock	864	865	843	918	948
Loans receivable	13,362	13,098	12,955	12,975	13,361
Total interest income	14,235	13,970	13,816	13,909	14,358
Interest expense:
Deposits	1,847	1,785	1,800	1,756	1,703
Securities sold under agreements to repurchase	29	29	32	30	27
FHLB advances	320	317	304	301	333
Subordinated debt	139	135	134	125	133
Total interest expense	2,335	2,266	2,270	2,212	2,196
Net interest income	11,900	11,704	11,546	11,697	12,162
Provision for loan losses	496	618	659	837	862
Securities gains	-	-	-	3	3
Other noninterest income	2,791	2,202	2,398	2,091	2,184
Noninterest expense	8,168	7,988	8,002	8,091	8,590
Income taxes	1,820	1,665	1,718	1,497	1,460
Net income	4,207	3,635	3,565	3,366	3,437
Less: effective dividend on preferred shares	35	50	50	50	50
Net income available to common shareholders	$4,172	$3,585	$3,515	$3,316	$3,387

Basic earnings per common share (2)	$0.56	$0.48	$0.47	$0.45	$0.46
Diluted earnings per common share (2)	0.56	0.48	0.47	0.44	0.45
Dividends per common share (2)	0.090	0.090	0.085	0.085	0.085
Average common shares outstanding (2):
Basic	7,425,000	7,422,000	7,418,000	7,413,000	7,404,000
Diluted	7,460,000	7,454,000	7,524,000	7,604,000	7,593,000

Return on average assets	1.27%	1.12%	1.11%	1.04%	1.06%
Return on average common shareholders' equity	14.0%	12.6%	12.5%	11.9%	12.5%

Net interest margin	3.88%	3.87%	3.85%	3.89%	4.03%
Net interest spread	3.77%	3.75%	3.73%	3.77%	3.92%

Efficiency ratio	55.6%	57.4%	57.4%	58.7%	59.9%

(2) adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid January 30, 2015